SECURITIES AND EXCHANGE COMMISSION
                                  UNITED STATES
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
              SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
                AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number 000-21728


                                  Barnett Inc.
                    ----------------------------------------
             (Exact name of registrant as specified in its charter)


            3333 Lenox Avenue, Jacksonville, FL 32254 (904) 384-6530
            --------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.01 par value
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
               ---------------------------------------------------
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


                Rule 12g-4(a)(1)(i)   [X]   Rule 12h-3(b)(1)(i)  [ ]
                Rule 12g-4(a)(1)(ii)  [ ]   Rule 12h-3(b)(1)(ii) [ ]
                Rule 12g-4(a)(2)(i)   [ ]   Rule 12h-3(b)(2)(i)  [ ]
                Rule 12g-4(a)(2)(ii)  [ ]   Rule 12h-3(b)(2)(ii) [ ]
                                 Rule 15d-6 [ ]

                     Approximate number of holders of record
                   as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Barnett Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    September 29, 2000            By:     /s/ Andrea M. Luiga
                                          --------------------------------------
                                               Andrea M. Luiga
                                               Vice President
                                               Barnett Inc.